Applegate & Collatos, Inc.

December 23, 2003

CBD Media LLC

312 Plum Street, Suite 900

Cincinnati, Ohio 45202

Re:	Advisory Agreement

Gentleman:

Reference is made to that certain Advisory Agreement, dated March 7, 2002, between Applegate & Collatos, Inc. (“ACI”) and CBD Media LLC (“CBD”), as amended by letter agreement between ACI and CBD dated as of June 13, 2003, as may be amended from time to time (the “Advisory Agreement”).

ACI hereby notifies CBD that, effective October 1, 2003 and until such time as ACI shall notify CBD to the contrary, ACI will provide the advisory and other services pursuant to the Advisory Agreement (the “Services”) to CBD through CBD Media Holdings LLC (“Holdings”). ACI further notifies CBD that in lieu of the payments due to ACI by CBD in Paragraphs 1 (as amended and restated by the June 13, 2003 amendment to the Advisory Agreement referred to above) and 2 of the Advisory Agreement, ACI shall accept an aggregate of $500,000 each calendar quarter (“Aggregate Quarterly Payment”) as payment in full under the Advisory Agreement as both reimbursement of the expenses incurred by ACI and the Management Fee (as defined in the Advisory Agreement). From and after October 1, 2003 and for so long as this letter is in effect, CBD will not be required to make any payments over $2 million per year pursuant to the Advisory Agreement.

ACI hereby instructs CBD to pay the Aggregate Quarterly Payment in cash by wire transfer to Holdings to the bank account designated below (or to such other account as may be designated in writing by ACI) in advance at the beginning of each calendar quarter commencing on October 1, 2003, and on each January 1, April 1, July 1 and October 1 thereafter, during the term of the Advisory Agreement.

This letter will be effective until ACI notifies CBD to the contrary that this letter is withdrawn or modified in accordance with ACI’s further notice to you. Except as expressly set forth herein, this letter shall not affect the rights and obligations of ACI and CBD under the Advisory Agreement, including, without limitation, the indemnification agreement between CBD and ACI, dated March 7, 2002, attached thereto, and the Advisory Agreement shall be unchanged and remain in full force and effect. ACI and CBD shall continue to have all rights and remedies provided in the Advisory Agreement and all other rights and remedies which may be available at law or equity against the other party, and nothing in this letter shall be construed to diminish the rights and remedies ACI or CBD may have against the other party under the Advisory Agreement nor ACI’s obligations to provide Services to CBD under the Advisory Agreement.

CBD Media LLC

December 23, 2003

We look forward to continuing to work with CBD in providing the Services.

Very truly yours, Applegate & Collatos, Inc.

By:	/s/ BRION B. APPLEGATE

Name: Brion B. Applegate Its: President

Holdings Bank Account:

Cupertino National Bank

400 Emerson Street

Palo Alto, CA 94301

ABA# 121141152

Account # 4109252

Account Name: CBD Media Holdings LLC